Contact:	Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500
	Christopher G. Hagerty	EVP & CFO	Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES FIRST QUARTER
EARNINGS OF $0.40 PER SHARE ON NET INCOME OF $23.1 MILLION

– Company Increases Cash Dividend 17% to $0.07 per Share –

– EPS Grows 11% from Fourth Quarter 2004 and 82% from First Quarter 2004 –

– Net Income Increases 14% from Fourth Quarter 2004 and

225% from First Quarter 2004 –

– Deposits at Bank Subsidiary Increased to $2.4 Billion –

– Record Total Loan Originations of $608 Million, 12% Increase from Fourth Quarter 2004 and Record Core Loan Originations of $595 Million, an Increase of 20% from Fourth

Quarter of 2004 –

– Company’s Primary Adjustable Rate Loan Index Projected to Reprice Upward at a Faster

Pace in Second Quarter of 2005 –

– Return on Average Tangible Equity Increases to 34.49% –

– Return on Average Tangible Assets Increases to 1.92% –

– Strategies to Reduce Single Family Portfolio

Anticipated to Result in Higher Yield on Interest Earning Assets –

– Company Plans to Sell $612 Million of Low Rate, Super Jumbo, Single Family, Adjustable

Loans and Replace with the Company’s Higher Rate, Adjustable Multi-family, Commercial

Real Estate and Construction Loans –

– Company Plans to Continue Selling New Originations of Low Rate, Single Family

Adjustable Loans for Cash Gains –

– Single Family Reduction Strategy Contributes to $8.1 Million Recapture of Allowance for

Loan Losses –

IRVINE, CA – April 25, 2005 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), the holding company for Commercial Capital Bank (the “Bank”) and TIMCOR Exchange Corporation (“TIMCOR”), announced today record net income of $23.1 million, or $0.40 per diluted share, for the first quarter of 2005, increases of 225% and 82%, respectively, from $7.1 million or $0.22 per diluted share, for the first quarter of 2004. The results for the first quarter of 2005 include the recapture of $8.1 million pre-tax of allowances for loan losses. The recapture of the allowance for loan losses is primarily a result of the Company classifying approximately $612 million of low rate single family residential loans as held for sale at March 31, 2005, as well as the sale of newly originated low rate single family loans during the first quarter of 2005, which together reduced the Company’s loans held for investment and the allowance for loan losses requirement. These lower rate loans will be replaced by the Company’s higher rate multi-family, commercial real estate and construction loan originations, resulting in an increased yield on interest earning assets. Additionally, the Company announced today that it has increased its cash dividend 17% to $0.07 per share to be paid on May 31, 2005 to shareholders of record on May 17, 2005. The Company’s return on average equity (“ROAE”) and return on average assets (“ROAA”) for the first quarter of 2005 were 14.41% and 1.78%, respectively, compared to 26.30% and 1.56% for the first quarter of 2004, respectively. The Company’s return on average tangible equity and return on average tangible assets for the first quarter of 2005 increased to 34.49% and

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1.92%, respectively, compared to 29.91% and 1.57% for the first quarter of 2004, respectively. The Company’s financial results for the first quarter of 2005 include the effects of the acquisitions of Hawthorne Financial Corporation (“Hawthorne”) and TIMCOR, which closed on June 4, 2004 and February 17, 2005, respectively. The financial data for periods prior to June 4, 2004 do not include the impact of the Hawthorne acquisition. The financial data for periods prior to February 17, 2005 do not include the impact of the TIMCOR acquisition.

Stephen H. Gordon, Chairman and Chief Executive Officer, stated, “The execution of the Company’s single family portfolio reduction strategy represents the transition away from what is a lower yielding, margin depressing, overly competitive and commoditized, lower return on equity way of doing business. On June 4, 2004, the Company inherited through the acquisition of Hawthorne a $900 million single family loan portfolio and the accompanying loan pipeline, which immediately put the Company in the super jumbo, adjustable rate, single family residential loan business. Originating these low rate loans, which initially are put on the Company’s books at negative spreads, doesn’t meet the higher hurdle rate of return performance characteristics of the Commercial Capital Bancorp business model, and as such is a poor use of the Company’s deposits and equity. Whereas originating these adjustable rate loans for non recourse cash gains on sale is consistent with our higher return on equity business model. This loan production will continue to be included in the Company’s total loan origination numbers, but the negative spread impact on net interest income will be eliminated and instead the realized cash gain on sale will benefit noninterest income. Additionally, the strategy of selling the lower rate single family loans that were in the loans held to maturity portfolio and replacing them with the Company’s adjustable rate multi-family, commercial real estate and construction loans will result in an increased yield on the Company’s loan portfolio. The sale of the Company’s single family loans frees up capital to support more profitable, wider margin lending activities.”

Gordon added, “The quarter also marked the successful acquisition of TIMCOR, the Company’s Section 1031 exchange accommodator. The acquisition, which closed on February 17, 2005, represented a synergistic opportunity to acquire a premier, 27 year-old business that provides a profitable product and service needed by our income property real estate investors. For the first quarter of 2005, TIMCOR contributed to the Company $374,000 of noninterest income and average exchange balances of $183.1 million. The Company finished the quarter with exchange balances of $370.2 million, which were recorded on the Company’s consolidated balance sheet as borrowings. The balances are primarily held at the Company’s bank subsidiary, and were recorded as $355.6 million of transaction account deposits. Full earnings benefit from these low cost funds and fees charged on transactions is anticipated to begin immediately in the second quarter of 2005.”

($ in 000’s, except per share data)	Q1	Q4	Q1
	2005	2004	2004
Net income	$23,087	$20,234	$7,101
Basic EPS	0.42	0.37	0.24
Diluted EPS	0.40	0.36	0.22
Net interest income	38,334	38,468	13,802
Net interest margin	3.27%	3.38%	3.14%
Total revenues	$65,989	$67,083	$23,448
ROAA	1.78%	1.61%	1.56%
ROAA - Tangible	1.92	1.73	1.57
ROAE	14.41	13.06	26.30
ROAE - Tangible	34.49	31.55	29.91
Efficiency ratio	30.07	28.13	25.86
Core loan originations[1]	$595,129	$495,730	$230,103
Total loan originations	607,824	540,783	259,372

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Some of the Company’s and Bank’s first quarter 2005 highlights and achievements include:

•

The Bank’s deposits increased 6% to $2.4 billion at March 31, 2005 from $2.3 billion at December 31, 2004. The Bank’s transaction account deposits increased 9% to $1.4 billion at March 31, 2005 from $1.2 billion at December 31, 2004. In February 2005, the Company announced that it entered into an agreement to acquire TIMCOR, a leading facilitator of tax-deferred real estate exchanges pursuant to Section 1031 of the Internal Revenue Code of 1986. The Company completed this acquisition on February 17, 2005. At March 31, 2005, TIMCOR held $370.2 million of exchange balances, of which $355.6 million were on deposit at the Bank. For the first quarter of 2005, exchange balances averaged $183.1 million. The exchange balances held by the Company since the acquisition had an average cost of 0.76%. Subsequent to the close of the acquisition, exchange balances held by TIMCOR appear on the Company’s consolidated balance sheet as a component of borrowings and are included as transaction account deposits on the subsidiary Bank’s balance sheet and, as such, are included in the calculation of various bank-level disclosures as deposits.

•

The Company’s core loan originations were $595.1 million during the first quarter of 2005, an increase of 20% and 159% from $495.7 million and $230.1 million for the fourth quarter of 2004 and first quarter of 2004, respectively. The Company’s total loan originations were $607.8 million during the first quarter of 2005, an increase of 12% and 134% from $540.8 million and $259.4 million for the fourth quarter of 2004 and first quarter of 2004, respectively.

•

The Company entered the second quarter of 2005 with a total loan origination pipeline of $498 million, essentially unchanged from the $497 million reported at December 31, 2004. The Company entered the second quarter of 2005 with a core loan origination pipeline of $476 million at March 31, 2005, a decrease of 1% from $483 million at December 31, 2004. The Company projects significant loan origination volume during the second quarter driven by strong volumes of adjustable rate core loan originations tied to market sensitive indices, with the Company’s loan origination pipeline rates floating with market interest rates.

•

The Company continued to remix the composition of its loan portfolio by completing the sale of $155.8 million of lower rate single family loans during the first quarter of 2005. The loan sales during the quarter included $54.0 million of loans acquired in the TIMCOR transaction. Additionally, the Company classified approximately $612 million of single family residential loans as held for sale. These loans will be sold over time and replaced by the Company’s higher rate multi-family, commercial real estate and construction loans. The Company intends to continue to originate and sell for cash gains its lower rate adjustable super jumbo single family residential loans, which are recorded on the Company’s balance sheet at a premium as a result of the costs of origination and premiums paid to brokers. The Company’s loans held for sale at March 31, 2005 are virtually all single family residential loans, with one multi-family loan originated and held for sale by Commercial Capital Mortgage.

•

The Company’s multi-family loan portfolio grew during the first quarter of 2005 at an annualized rate of 39% to $2.6 billion at March 31, 2005, and now represents 74% of total loans held for investment. The Company’s total loans grew during the first quarter of 2005 at an annualized rate of 25% to $4.2 billion at March 31, 2005. At March 31, 2005, the weighted average months to reset or maturity on the Company’s total loan portfolio shortened to 11 months, compared to 12 months at December 31, 2004.

•

The Company’s allowance for loan losses was 0.80% of net loans held for investment at March 31, 2005, compared to 0.93% at December 31, 2004, and 0.33% at March 31, 2004. The Company recaptured $8.1 million of the allowance for loan losses primarily as a result of the Company classifying approximately $612 million of low rate single family residential loans as held for sale at March 31, 2005, which loans will be replaced with the Company’s higher rate adjustable multi-family, commercial real estate and construction loans, which reduced the Company’s loans held for investment and the allowance for loan losses requirement. Nonperforming assets totaled $6.5 million, or 0.12% of total assets, at March 31, 2005, compared to $6.6 million, or 0.13% of total assets, at December 31, 2004. At March 31, 2005, the allowance for loan losses totaled 444% of nonaccrual loans.

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•

The Company’s book value per share increased 3% to $11.78 at March 31, 2005 from $11.47 at December 31, 2004, and 212% from $3.78 at March 31, 2004. The Company’s tangible book value per share increased 1% to $4.86 at March 31, 2005 from $4.80 at December 31, 2004, and 45% from $3.35 at March 31, 2004.

•

The Company’s total revenues, defined as interest income plus noninterest income, equaled $66.0 million for the first quarter of 2005, a decrease of 2% from $67.1 million for the fourth quarter of 2004, and an increase of 181% from $23.4 million for the first quarter of 2004. The decrease from the fourth quarter of 2004 is attributable to a decline in gain on sale of loans and a decline in the effect that the purchase accounting adjustments from the Hawthorne transaction had on interest income.

•

In January 2005, the Company announced that its Board of Directors had authorized a second share repurchase plan that provides for the repurchase of up to 2.5% of the Company’s proforma shares outstanding. During the first quarter of 2005, the Company completed its first share repurchase plan and now operates under the second plan. At March 31, 2005, the Company had repurchased a total of 1,536,100 shares at an average price of $19.86, of which 704,400 shares were purchased during the first quarter of 2005 at an average price of $20.73.

•

In March 2005, the Company opened its first banking office in Northern California. The office located in San Mateo had deposits totaling $17.3 million at March 31, 2005. The Company intends to pursue additional de novo branches in the greater Bay Area and the Sacramento Valley region, both of which are areas with significant existing borrower relationships. The Company also intends to selectively add banking offices in additional Southern California markets.

•

The Company was the 26th largest thrift in the country, and sixth largest in California, according to December 31, 2004 data from SNL Financial. The Bank was the fastest growing savings institution in California for the 36-month period ended December 31, 2004, according to data available from the FDIC website www.fdic.gov.Additionally, the Company was the third largest originator of multi-family loans in California for the year ended December 31, 2004, according to information available from Dataquick Information Systems.

NET INTEREST INCOME

The Company’s net interest income was $38.3 million for the first quarter of 2005, compared to $38.5 million for the fourth quarter of 2004. The reduction in net interest income in the first quarter of 2005 compared to the fourth quarter of 2004 was due to the decline in the effect of the purchase accounting adjustments related to the Hawthorne acquisition, which was $717,000 lower in the first quarter of 2005 compared to the fourth quarter of 2004. The combination of lower purchase accounting benefit and large volumes of monthly adjustable rate loan originations contributed to the Company’s net interest margin declining 11 basis points to 3.27% for the first quarter of 2005, compared to 3.38% for the fourth quarter of 2004, while the Company’s net interest margin increased 13 basis points compared to 3.14% for the first quarter of 2004. The Company’s net interest spread decreased 16 basis points to 3.10% for the first quarter of 2005, compared to 3.26% for the fourth quarter of 2004 and increased seven basis points, compared to 3.03% for the first quarter of 2004.

The Company’s yield on interest-earning assets increased one basis point to 5.31% for the first quarter of 2005, compared to 5.30% for the fourth quarter of 2004. The Company’s yield on total loans decreased one basis point to 5.46% for the first quarter of 2005, compared to 5.47% for the fourth quarter of 2004, resulting from the origination for portfolio of significant amounts of monthly repricing loans, which repricing indices are tied to the short end of the yield curve. The Company’s primary adjustable rate loan index is projected to reprice upward at a faster pace in the second quarter of 2005 on a significant percentage of the Company’s loans. Additionally, it is anticipated that as the Company continues to execute its adjustable rate single family loan sales strategy that interest earning asset yields should increase. The Company’s cost of interest-bearing liabilities increased 17 basis points to 2.21% for the first quarter of 2005, compared to 2.04% for the fourth quarter of 2004. The Company’s cost of interest-bearing deposits increased 26 basis points to 1.97% for the first quarter of 2005, compared to 1.71% for the fourth quarter of 2004. The Company’s cost of funds, including the effect of noninterest-bearing deposits, increased 16 basis points to 2.16% for the first quarter of 2005, compared to 2.00% for the fourth quarter of 2004.

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NONINTEREST INCOME

Noninterest income declined 44% to $3.7 million for the first quarter of 2005 from $6.7 million for the fourth quarter of 2004 and increased 106% from $1.8 million for the first quarter of 2004. The decrease from the fourth quarter of 2004 reflects lower gain on sale of loans during the first quarter of 2005. Loan related fee income decreased 34% to $1.1 million for the first quarter of 2005, from $1.6 million for the fourth quarter of 2004. The decrease in loan related fees compared to the fourth quarter of 2004 was driven by lower loan prepayment fees, which equaled $740,000 for the first quarter of 2005, compared to $1.4 million for the fourth quarter of 2004. Retail banking fees declined 3% to $531,000 for the first quarter of 2005, from $546,000 for the fourth quarter of 2004. Fees earned from 1031 exchange transactions totaled $374,000 since the close of the TIMCOR acquisition on February 17, 2005. Other income increased 77% to $1.1 million for the first quarter of 2005 from $622,000 for the fourth quarter of 2004. The increase in other income for the first quarter of 2005 is primarily attributable to an increase in income from bank owned life insurance.

NONINTEREST EXPENSES

The Company’s general and administrative expenses totaled $12.7 million for the first quarter of 2005, compared to $12.7 million for the fourth quarter of 2004 and $4.0 million for the first quarter of 2004. General and administrative expenses during the first quarter of 2005 include $441,000 of operating expenses associated with Timcor since the close of the acquisition on February 17, 2005. First quarter 2005 expenses also include $250,000 in severance-related costs and a $1.5 million reduction in the Company’s liability on unfunded commitments. During the fourth quarter of 2004, the Company recorded a $416,000 reduction in its liability of unfunded commitments. The Company recorded $163,000 and $203,000 of amortization of core deposit intangible during the first quarter of 2005 and fourth quarter of 2004, respectively, as a result of the acquisition of Hawthorne.

The Company’s efficiency ratio was 30.07% for the first quarter of 2005, compared to 28.13% for the fourth quarter of 2004 and 25.86% for the first quarter of 2004. General and administrative expenses were 0.98% of total average assets for the first quarter of 2005, compared to 1.01% for the fourth quarter of 2004 and 0.89% for the first quarter of 2004.

INCOME TAXES

The Company’s effective tax rate was 38.23% for the first quarter of 2005, compared to 37.26% for the fourth quarter of 2004 and 38.68% for the first quarter of 2004. The reduction of the Company’s effective tax rate during the first quarter of 2005 compared to the year ago period reflects the realization of low income housing and other tax credits and the larger amount of income property loans in enterprise zones that generate certain state tax benefits. The increase in the Company’s effective tax rate in the first quarter of 2005 compared to the prior quarter reflects higher pre-tax income, without a proportionate increase in tax credits and other benefits.

BALANCE SHEET AND CAPITAL

The Company had total consolidated assets of $5.3 billion at March 31, 2005, an increase of 6% and 172% from $5.0 billion and $2.0 billion at December 31, 2004 and March 31, 2004, respectively. Total loans, which include loans held for investment, net of the allowance for loan losses, and loans held for sale, totaled $4.2 billion at March 31, 2005, an increase of 6% and 246% from $3.9 billion and $1.2 billion at December 31, 2004 and March 31, 2004, respectively.

At March 31, 2005, multi-family loans totaled $2.6 billion, representing 74% of total loans held for investment, an increase of 10% from $2.4 billion at December 31, 2004. At December 31, 2004, multi-family loans represented 61% of total loans held for investment. The Company anticipates that multi-family and commercial real estate loans will increase as a percentage of total loans held for investment as the Company continues to focus on income property lending as a market leader in its primarily multi-family lending niche and continues to sell its single family loan originations.

At March 31, 2005, 59% of the Company’s total loan portfolio is tied to an index that adjusts each month or matures within one month, up from 57% at December 31, 2004. In addition, 70% of the Company’s loans have interest rates

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scheduled to reset or mature within six months from March 31, 2005 and 73% reset or mature within one year from March 31, 2005, compared to 70% and 71%, respectively, at December 31, 2004. The Company’s total loan portfolio had a weighted average duration to reset or maturity of approximately 11 months at March 31, 2005, a decrease from 12 months at December 31, 2004.

The Company’s securities portfolio totaled $464.7 million at March 31, 2005, a decrease of 5% and 8% from $491.3 million and $506.8 million at December 31, 2004 and March 31, 2004, respectively. Mortgage-backed securities were 9% of total assets at March 31, 2005, well below industry peers, and below the Company’s historic levels, which was 26% at March 31, 2004. The Company continues to reinvest cash flows received from the securities portfolio into the Company’s higher yielding adjustable rate loans, positioning the Company to benefit from an anticipated increase in the yield on interest earning assets.

The Bank’s deposits totaled $2.4 billion at March 31, 2005, an increase of 6% and 223% from $2.3 billion and $742.7 million at December 31, 2004 and March 31, 2004, respectively. The Bank’s transaction account deposits totaled $1.4 billion at March 31, 2005, an increase of 9% and 177% from $1.2 billion and $488.1 million at December 31, 2004 and March 31, 2004, respectively. Upon completion of the acquisition, TIMCOR’s exchange balances are classified as borrowings on the consolidated balance sheet, although these balances are classified as deposits and transaction account deposits on the Bank’s balance sheet. Since TIMCOR had a significant amount of balances at the Bank prior to the acquisition, which were recorded as deposits, the classification of the TIMCOR balances at the Bank will not be consistently reported on the consolidated balance sheet after the acquisition when compared to prior periods. The Company’s deposits totaled $2.0 billion at March 31, 2005, a decrease of 10% and an increase of 176% from $2.3 billion and $736.3 million at December 31, 2004, and March 31, 2004, respectively. The Company’s transaction account deposits totaled $983.6 million at March 31, 2005, a decrease of 20% and an increase of 104% from $1.2 billion and $481.7 million at December 31, 2004 and March 31, 2004, respectively. The decrease in the Company’s deposits and transaction account deposits from December 31, 2004 is primarily attributable to the acquisition of TIMCOR since balances previously classified as deposits have been classified as borrowings since February 17, 2005. Of the Company’s transaction account deposits at March 31, 2005, the majority was from Los Angeles, Orange, Riverside, San Diego, and Ventura counties, with business deposits accounting for $232.4 million or 24% of the total. The Company’s time deposits totaled $1.0 billion at March 31, 2005, compared to $1.0 billion and $254.6 million at December 31, 2004 and March 31, 2004, respectively.

Borrowings totaled $2.6 billion at March 31, 2005, an increase of 24% and 137% from $2.1 billion and $1.1 billion at December 31, 2004 and March 31, 2004, respectively. FHLB advances totaled $2.0 billion at March 31, 2005, an increase of 9% and 108% from $1.9 billion and $970.5 million at December 31, 2004 and March 31, 2004, respectively. During the first quarter of 2005, the Company’s exchange balances averaged $183.1 million, and had an average cost of 0.76%. The Company will receive the full benefit of the lower cost exchange balances during the second quarter of 2005 with outstanding exchange balances of $370.2 million at March 31, 2005. At March 31, 2005, the Company’s junior subordinated debt issued to its unconsolidated trust subsidiaries totaled $150.4 million, compared to $135.1 million at December 31, 2004 and $64.4 million at March 31, 2004. The increase from December 31, 2004 reflects the issuance of $15.5 million of junior subordinated debt during the first quarter of 2005. The increase in junior subordinated debt from March 31, 2004 reflects the additional issuances by the Company and the debt assumed through the acquisition of Hawthorne.

Stockholders’ equity totaled $652.8 million at March 31, 2005, an increase of 4% and 474% from $625.2 million and $113.8 million at December 31, 2004, and March 31, 2004, respectively. Tangible stockholders’ equity totaled $269.3 million, an increase of 3% and 167% from $261.9 million and $100.7 million at December 31, 2004 and March 31, 2004, respectively. The Company’s equity to assets and tangible equity to assets ratios were 12.24% and 5.05% at March 31, 2005, respectively, compared to 12.44% and 5.21% at December 31, 2004, respectively, and compared to 5.81% and 5.14% at March 31, 2004, respectively. The Company’s tangible equity to tangible assets ratio was 5.44% at March 31, 2005, compared to 5.62% and 5.17% at December 31, 2004 and March 31, 2004, respectively. Book value per share totaled $11.78, an increase of 3% and 212% from $11.47 and $3.78 at December 31, 2004, and March 31, 2004, respectively. Tangible book value per share totaled $4.86, an increase of 1% and 45% from $4.80 and $3.35 at December 31, 2004, and March 31, 2004, respectively.

During the first quarter of 2005, the Company issued 1,021,890 shares of common stock, valued at $21.7 million, for the acquisition of TIMCOR. In accordance with the acquisition agreement, an additional 340,630 shares were issued

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with contingencies, which will lapse in their entirety in February 2006. These contingent shares are excluded from the Company’s outstanding shares until such contingencies are satisfied. The acquisition of TIMCOR resulted in $20.4 million of goodwill.

The Bank’s capital ratios continued to exceed federal regulatory requirements for classification as a “well-capitalized” institution, the highest regulatory standard. The Bank’s core, tier one risk-based and total risk-based capital ratios are estimated to be 8.05%, 11.42% and 12.24% at March 31, 2005, respectively.

LOAN ORIGINATIONS

The Company’s core loan originations were $595.1 million during the first quarter of 2005, an increase of 20% and 159% from $495.7 million and $230.1 million for the fourth quarter of 2004 and first quarter of 2004, respectively. The Company’s total loan originations, which include loans that were funded through the Company’s strategic alliance with Greystone Servicing Corporation, a Fannie Mae DUS lender, and the Company’s other broker and conduit channels, totaled $607.8 million during the first quarter of 2005, an increase of 12% and 134% from $540.8 million and $259.4 million for the fourth quarter of 2004 and first quarter of 2004, respectively.

The Company’s core loan originations for the first quarter of 2005 consisted of $338.3 million of multi-family residential real estate loans, $46.8 million of commercial real estate loans, $146.5 million of single family residential real estate loans, $57.2 million of construction and land loans, and $6.3 million of business and other loans. During the first quarter of 2005, purchase transactions represented 59% of the Company’s core multi-family originations and 21% of the core commercial real estate loan originations. The Company’s core multi-family originations during the first quarter of 2005 had at origination an average loan size of $1.9 million, average loan-to-value (“LTV”) of 66.3%, and average debt coverage ratio (“DCR”) of 1.25 to 1. The Company’s core commercial real estate originations during the first quarter of 2005 had at origination an average loan size of $2.0 million, average LTV of 59.7%, and average DCR of 1.64 to 1. Of the Company’s $595.1 million of core loan originations during the first quarter of 2005, virtually all were adjustable rate loans, of which 80% reprice within one year. The Company’s focus on adjustable rate lending continues to create a greater degree of rate sensitivity in the Company’s loan portfolio, as reflected in the previously stated portfolio weighted average duration to reset or maturity of 11 months at March 31, 2005.

The value of loans in the Company’s total loan pipeline equaled $498 million at March 31, 2005, an increase of less than 1% and 68% compared to $497 million and $297 million at December 31, 2004 and March 31, 2004, respectively. The value of loans in the Company’s core loan pipeline equaled $476 million at March 31, 2005, a decrease of 1% and an increase of 96%, compared to $483 million and $243 million at December 31, 2004 and March 31, 2004, respectively. The Company projects significant growth in loans held for investment during the second quarter of 2005 driven by strong volumes of adjustable rate loan originations.

PORTFOLIO ASSET QUALITY

The Company’s asset quality review, performed during the first quarter of 2005, was based on its asset classification process, which the Company applied to the acquired Hawthorne loan portfolio. The Company used this current information, along with other qualitative and quantitative factors, updated industry, and peer comparison data to calculate the allowance for loan losses.

At March 31, 2005, the total loan portfolio held for investment decreased 10% to $3.6 billion from $4.0 billion at December 31, 2004, primarily as a result of a $632.3 million decrease in the single family residential portfolio held for investment offset by a $236.2 million increase in the multi-family portfolio. The single family residential loan portfolio held for investment decreased 75% to $209.5 million at March 31, 2005 from $841.8 million at December 31, 2004. This was primarily the result of identifying and transferring $611.6 million of single family residential loans from held for investment to held for sale, along with completed sale transactions of single family residential loans into the secondary market during the first quarter 2005. The most significant changes in the credit concentration levels of the total loan portfolio held for investment were in the multi-family and single family residential loan portfolios. The single family residential credit concentration level of the total loan portfolio held for investment decreased from 21% at December 31, 2004 to 6% at March 31, 2005. The multi-family credit concentration level increased from 61% at December 31, 2004 to 74% at March 31, 2005.

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The Bank recaptured $8.1 million of the allowance for loan losses in March 2005 as the result of: identifying and transferring $611.6 million of single family residential loans from held for investment to held for sale at March 31, 2005; selling $101.1 million of the Bank’s monthly adjustable single family residential loans in the first quarter of 2005; and management reducing the overall loss factor for single family residential loans. The adjustment in the single family residential loss factor was based on management’s assessment of the overall credit quality of the remaining $209.5 million single family residential loan portfolio held for investment, which considered the following qualitative environmental factors: the decline in the credit concentration level of the single family loan portfolio from 21% at December 31, 2004 to 6% at March 31, 2005; an increase in the weighted average seasoning of the remaining single family loans held for investment; a decrease in the average loan size of the remaining single family loans held for investment and a significant decline in the volume of new single family loan originations classified as held for investment since it is the Company’s intention to sell the vast majority of new single family residential loan originations into the secondary market.

Management establishes the allowance for loan losses by considering the credit quality and historical performance of the Company’s multi-family, commercial real estate, single family residential, construction, and land loan portfolios, which accounts for virtually all of the loan portfolio. The Company’s overall asset quality remains sound, as supported by its internal risk rating process of a more seasoned multi-family, commercial real estate and single family residential loan portfolio.

The allowance for loan losses is derived by analyzing the historical loss experience and asset quality within each loan portfolio segment, along with assessing qualitative environmental factors and correlating it with the delinquency and classification status for each portfolio segment. Management utilizes a loan grading system with five classification categories, including assets classified as Pass, based upon credit risk characteristics and categorizes each loan asset by risk grade allowing for a more consistent review of similar loan assets. Management has also evaluated the loss exposure of classified loans, which are reviewed individually based on the evaluation of the cash flow, collateral, other sources of repayment, guarantors and any other relevant factors to determine the inherent loss potential in the credit.

Management considers the following qualitative environmental factors in determining the allocated loss factors when analyzing the allowance for loan losses: the levels of and trends in past due, non-accrual, and impaired loans; levels of and trends in charge-offs and recoveries; the trend in volume and terms of loans; the effects of changes in credit concentrations; the effects of changes in risk selection, underwriting standards, and other changes in lending policies, procedures and practices; the experience, ability and depth of management and other relevant staff; national and local economic trends and conditions; and industry conditions.

The overall adequacy of the allowance for loan losses is reviewed by the Bank’s Internal Asset Review Committee on a quarterly basis and submitted to the Board of Directors for approval. The Internal Asset Review Committee’s responsibilities consist of risk management, as well as problem loan management, which include ensuring proper risk grading of all loans and analysis of specific allocations for all classified loans.

At March 31, 2005, the Company had total assets of $5.3 billion and the Bank had total deposits of $2.4 billion. The Bank operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine, Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar, San Diego (San Diego County), and San Mateo (San Mateo County), and lending offices, located in Corte Madera, San Mateo, Oakland, Encino, Glendale, West Los Angeles, El Segundo, Irvine, Riverside, and La Jolla, California, with plans to open a banking office in Newport Coast, California in mid-2005. The Company was the 3rd largest multi-family lender in California during the year ended December 31, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2004 (source: www.fdic.gov). TIMCOR, the Company’s Section 1031-exchange accommodator subsidiary, is a leading “qualified intermediary” and facilitates exchange transactions nationwide through its headquarters in Los Angeles, California and offices located in Texas and Florida. Timcor has plans to open an office in Illinois in June 2005.

8/15

CONFERENCE CALL AND WEBCAST INFORMATION

Analysts and investors may listen to a discussion of the first quarter of 2005 performance and participate in the question/answer session either by dialing the phone number listed below, or through viewing a live video webcast of the discussion accessed through a link on the home page of the Company’s website at www.commercialcapital.com. The multimedia webcast enables participants to listen to the discussion and simultaneously view the video broadcast, tables, charts, an outline of the performance highlights, and submit questions for live response from the hosts. Windows Media player is required for viewing the video webcast. Interested parties can download the slide presentation from the Company’s website prior to the start of the call. It is recommended that participants dial into the call, or log in to the webcast, approximately 5 to 10 minutes prior to the event.

Conference Call	Webcast
Date: Monday, April 25, 2005	Date: Monday, April 25, 2005
Time: 7:00 a.m. PDT (10:00 a.m. EDT)	Time: 7:00 a.m. PDT (10:00 a.m. EDT)
Phone Number (800) 591-6930	Webcast URL: www.commercialcapital.com
International Dial In (617) 614-4908	Windows Media player is required
Access Code: 55364717

Replay Information: for those who are unable to participate in the call or webcast live, an archive of the webcast will be available on the Company’s website at www.commercialcapital.com beginning approximately 2 hours following the end of the call. To listen to the call replay dial (888) 286-8010, or for international callers dial (617) 801-6888, the access code for either replay number is 67358788. The webcast archive and call replay will be available until June 2, 2005.

This press release and the aforementioned webcast may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

______________

1 The Company defines core loan originations to exclude those loan originations funded through its strategic alliance with Greystone Servicing Corporation, a Fannie Mae DUS lender, and the Company’s other broker and conduit channels.

9/15

COMMERCIAL CAPITAL BANCORP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in Thousands, except per share data)

	Mar. 31, 2005	Mar. 31, 2004

ASSETS
Cash and Bank Accounts	$78,775	$7,897
Fed Funds	—	64,000
Securities
MBS - Available For Sale	464,689	506,682
Other Investments - Available For Sale	—	100

Total Securities	464,689	506,782
FHLB Stock	97,007	48,475
Loans Held for Investment
Single Family	209,480	2,882
Multi-family	2,633,004	1,045,651
Commercial Real Estate	440,088	146,329
Construction Loans	225,650	—
Land	50,182	—

Total Real Estate Loans	3,558,404	1,194,862
Business and Other Loans	19,364	7,094

Total Loans Held for Investment	3,577,768	1,201,956
Net Deferred Fees, Premiums and Discounts	(4,798)	(1,087)
Allowance for Loan Losses	(28,743)	(3,944)

Total Loans Held for Investment, Net	3,544,227	1,196,925
Loans Held for Sale	612,549	3,079

Total Loans	4,156,776	1,200,004
Fixed Assets - Net	16,419	1,784
Foreclosed Assets	—	—
Accrued Interest Receivable	19,374	7,626
Goodwill	377,726	13,035
Core Deposit Intangible	5,739	—
Bank-Owned Life Insurance	47,081	18,130
Affordable Housing Investments	35,798	9,458
Other Assets	33,961	82,465

TOTAL ASSETS	$5,333,345	$1,959,656

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand Deposits - Noninterest-Bearing	$110,741	$35,959
Demand Deposits - Interest-Bearing	78,611	1,084
Money Market Checking	316,639	441,595
Money Market Savings	195,875	—
Savings	281,766	3,105

Total Transaction Deposits	983,632	481,743
Retail Time Deposits	933,209	186,597
Broker Time Deposits	115,199	67,960

Total Time Deposits	1,048,408	254,557

Total Deposits	2,032,040	736,300
Borrowings
FHLB Advances	2,015,338	970,477
Exchange Balances	370,202	—
Junior Subordinated Debentures	150,398	64,435
Warehouse Line of Credit	—	2,100
Other Borrowings	61,000	58,502

Total Borrowings	2,596,938	1,095,514
Other Liabilities	51,589	14,082

TOTAL LIABILITIES	4,680,567	1,845,896

STOCKHOLDERS’ EQUITY	652,778	113,760

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,333,345	$1,959,656

	Mar. 31, 2005	Mar. 31, 2004

Operating Data
Performance Ratios and Other Data:
Equity to assets at end of period	12.24%	5.81%
Tangible equity to assets at end of period	5.05	5.14
Tangible equity to tangible assets at end of period	5.44	5.17
Nonperforming assets	$6,475	$75
Nonperforming assets to total assets	0.12%	0.00%
Allowance for loan losses to loans held for investment at end of period	0.80	0.33
Allowance for loan losses to nonaccrual loans	444	5,259

Per Share Data
Common shares outstanding at end of period	55,416,348	30,100,472
Book value per share	$11.78	$3.78
Tangible book value per share	4.86	3.35

10/15

COMMERCIAL CAPITAL BANCORP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands, except per share data)

	THREE MONTHS ENDED

	Mar. 31, 2005	Mar. 31, 2004

Interest Income
Loans	$55,905	$15,041
Securities	5,219	6,170
FHLB Stock	1,034	399
Fed Funds and Other	83	20

Total Interest Income	62,241	21,630
Interest Expense
Deposits	9,874	3,088
FHLB Advances	11,145	3,895
Exchange Balances	341	—
Junior Subordinated Debentures	2,043	638
Warehouse Line of Credit	—	51
Other Borrowings	504	156

Total Interest Expense	23,907	7,828

Net Interest Income	38,334	13,802
Recapture of Allowance for Loan Losses	(8,109)	—

Net Interest Income after Recapture of Allowance for Loan Losses	46,443	13,802

Noninterest Income
Loan Related Fees	1,058	410
Retail Banking Fees	531	27
Mortgage Banking Fees	40	112
1031 Exchange Fees	374	—
Gain on Sale of Loans	645	138
Gain on Sale of Securities	—	893
Other Income	1,100	238

Total Noninterest Income	3,748	1,818

Noninterest Expenses
Compensation and Benefits	6,627	2,210
Non-Cash Stock Compensation	241	29
Occupancy and Equipment	2,159	361
Marketing	654	279
Technology	612	128
Professional and Consulting	490	205
Insurance Premiums and Assessment Costs	568	219
Merger-Related	—	—
Other Expenses	1,303	608

Total G&A Expenses	12,654	4,039
Early Extinguishment of Debt	—	—
Amortization of Core Deposit Intangible	163	—

Total Noninterest Expenses	12,817	4,039

Income Before Taxes	37,374	11,581
Income Tax Expense	14,287	4,480

Net Income	$23,087	$7,101

	THREE MONTHS ENDED

	Mar. 31, 2005	Mar. 31, 2004

Operating Data
Performance Ratios and Other Data:
Earnings per share - Basic	$0.42	$0.24
Earnings per share - Diluted	0.40	0.22
Weighted average shares outstanding -- Basic	54,821,891	30,018,996
Weighted average shares outstanding -- Diluted	57,277,806	32,215,530
Return on average assets	1.78%	1.56%
Return on average tangible assets	1.92	1.57
Return on average stockholders’ equity	14.41	26.30
Return on average tangible stockholders’ equity	34.49	29.91
Interest rate spread	3.10	3.03
Net interest margin	3.27	3.14
Efficiency ratio	30.07	25.86
G&A to average assets	0.98	0.89
Effective tax rate	38.23	38.68
Total loan originations	$607,824	$259,372
Core loan originations	595,129	230,103
Broker/conduit originations	12,695	29,269
Net Charge-offs <Recoveries>	<17>	<2>

11/15

COMMERCIAL CAPITAL BANCORP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in Thousands, except per share data)

	Mar. 31, 2005	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	Mar. 31, 2004

ASSETS
Cash and Bank Accounts	$78,775	$16,961	$20,445	$18,379	$7,897
Fed Funds	—	—	—	—	64,000
Securities
MBS - Available For Sale	464,689	491,265	486,120	499,746	506,682
Other Investments - Available For Sale	—	—	100	100	100

Total Securities	464,689	491,265	486,220	499,846	506,782
FHLB Stock	97,007	96,046	86,147	85,543	48,475
Loans Held for Investment
Single Family	209,480	841,818	957,825	924,238	2,882
Multi-family	2,633,004	2,396,788	2,235,427	2,065,938	1,045,651
Commercial Real Estate	440,088	420,015	435,075	427,898	146,329
Construction Loans	225,650	225,058	213,656	216,926	—
Land	50,182	56,308	55,786	51,637	—

Total Real Estate Loans	3,558,404	3,939,987	3,897,769	3,686,637	1,194,862
Business and Other Loans	19,364	16,360	13,399	12,926	7,094

Total Loans Held for Investment	3,577,768	3,956,347	3,911,168	3,699,563	1,201,956
Net Deferred Fees, Premiums and Discounts	(4,798)	(5,708)	(11,740)	(14,801)	(1,087)
Allowance for Loan Losses	(28,743)	(36,835)	(36,846)	(36,831)	(3,944)

Total Loans Held for Investment, Net	3,544,227	3,913,804	3,862,582	3,647,931	1,196,925
Loans Held for Sale	612,549	976	17,620	983	3,079

Total Loans	4,156,776	3,914,780	3,880,202	3,648,914	1,200,004
Fixed Assets - Net	16,419	10,318	9,989	8,441	1,784
Foreclosed Assets	—	—	—	—	—
Accrued Interest Receivable	19,374	17,120	16,819	16,897	7,626
Goodwill	377,726	357,367	357,367	357,367	13,035
Core Deposit Intangible	5,739	5,902	6,105	6,308	—
Bank-Owned Life Insurance	47,081	46,277	46,270	45,843	18,130
Affordable Housing Investments	35,798	36,719	17,261	10,950	9,458
Other Assets	33,961	31,169	39,951	45,362	82,465

TOTAL ASSETS	$5,333,345	$5,023,924	$4,966,776	$4,743,850	$1,959,656

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand Deposits - Noninterest-Bearing	$110,741	$97,931	$92,950	$92,627	$35,959
Demand Deposits - Interest-Bearing	78,611	78,003	80,267	88,922	1,084
Money Market Checking	316,639	473,344	419,760	450,317	441,595
Money Market Savings	195,875	245,306	298,165	386,836	—
Savings	281,766	336,474	293,905	198,063	3,105

Total Transaction Deposits	983,632	1,231,058	1,185,047	1,216,765	481,743
Retail Time Deposits	933,209	932,562	1,040,634	1,154,211	186,597
Broker Time Deposits	115,199	93,161	72,961	72,961	67,960

Total Time Deposits	1,048,408	1,025,723	1,113,595	1,227,172	254,557

Total Deposits	2,032,040	2,256,781	2,298,642	2,443,937	736,300
Borrowings
FHLB Advances	2,015,338	1,856,349	1,831,798	1,550,770	970,477
Exchange Balances	370,202	—	—	—	—
Junior Subordinated Debentures	150,398	135,079	135,225	135,370	64,435
Warehouse Line of Credit	—	—	—	—	2,100
Other Borrowings	61,000	101,000	57,000	—	58,502

Total Borrowings	2,596,938	2,092,428	2,024,023	1,686,140	1,095,514
Other Liabilities	51,589	49,499	35,403	30,952	14,082

TOTAL LIABILITIES	4,680,567	4,398,708	4,358,068	4,161,029	1,845,896

STOCKHOLDERS’ EQUITY	652,778	625,216	608,708	582,821	113,760

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,333,345	$5,023,924	$4,966,776	$4,743,850	$1,959,656

	Mar. 31, 2005	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	Mar. 31, 2004

Operating Data
Performance Ratios and Other Data:
Equity to assets at end of period	12.24%	12.44%	12.26%	12.29%	5.81%
Tangible equity to assets at end of period	5.05	5.21	4.94	4.62	5.14
Tangible equity to tangible assets at end of period	5.44	5.62	5.33	5.00	5.17
Nonperforming assets	$6,475	$6,601	$5,095	$5,255	$75
Nonperforming assets to total assets	0.12%	0.13%	0.10%	0.11%	0.00%
Allowance for loan losses to loans held for investment at end of period	0.80	0.93	0.94	1.00	0.33
Allowance for loan losses to nonaccrual loans	444	558	723	701	5,259

Per Share Data
Common shares outstanding at end of period	55,416,348	54,519,579	54,361,762	53,126,308	30,100,472
Book value per share	$11.78	$11.47	$11.20	$10.97	$3.78
Tangible book value per share	4.86	4.80	4.51	4.13	3.35

12/15

COMMERCIAL CAPITAL BANCORP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands, except per share data)

	THREE MONTHS ENDED

	Mar. 31, 2005	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	Mar. 31, 2004

Interest Income
Loans	$55,905	$54,221	$50,777	$26,647	$15,041
Securities	5,219	5,285	5,301	6,301	6,170
FHLB Stock	1,034	860	891	662	399
Fed Funds and Other	83	27	18	16	20

Total Interest Income	62,241	60,393	56,987	33,626	21,630
Interest Expense
Deposits	9,874	9,174	9,060	4,815	3,088
FHLB Advances	11,145	10,717	8,345	4,774	3,895
Exchange Balances	341	—	—	—	—
Junior Subordinated Debentures	2,043	1,770	1,611	986	638
Warehouse Line of Credit	—	—	—	37	51
Other Borrowings	504	264	94	139	156

Total Interest Expense	23,907	21,925	19,110	10,751	7,828

Net Interest Income	38,334	38,468	37,877	22,875	13,802
Recapture of Allowance for Loan Losses	(8,109)	—	—	—	—

Net Interest Income after Recapture of Allowance for Loan Losses	46,443	38,468	37,877	22,875	13,802
Noninterest Income
Loan Related Fees	1,058	1,591	2,217	977	410
Retail Banking Fees	531	546	588	186	27
Mortgage Banking Fees	40	122	137	194	112
1031 Exchange Fees	374	—	—	—	—
Gain on Sale of Loans	645	3,809	72	4	138
Gain on Sale of Securities	—	—	—	1,259	893
Other Income	1,100	622	601	345	238

Total Noninterest Income	3,748	6,690	3,615	2,965	1,818

Noninterest Expenses
Compensation and Benefits	6,627	6,120	6,148	3,452	2,210
Non-Cash Stock Compensation	241	29	29	29	29
Occupancy and Equipment	2,159	2,096	2,131	713	361
Marketing	654	500	422	404	279
Technology	612	538	496	214	128
Professional and Consulting	490	438	369	205	205
Insurance Premiums and Assessment Costs	568	579	582	316	219
Merger-Related	—	282	494	420	—
Other Expenses	1,303	2,123	2,023	794	608

Total G&A Expenses	12,654	12,705	12,694	6,547	4,039
Early Extinguishment of Debt	—	—	—	1,204	—
Amortization of Core Deposit Intangible	163	203	203	58	—

Total Noninterest Expenses	12,817	12,908	12,897	7,809	4,039

Income Before Taxes	37,374	32,250	28,595	18,031	11,581
Income Tax Expense	14,287	12,016	10,591	7,108	4,480

Net Income	$23,087	$20,234	$18,004	$10,923	$7,101

	THREE MONTHS ENDED

	Mar. 31, 2005	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	Mar. 31, 2004

Operating Data
Performance Ratios and Other Data:
Earnings per share - Basic	$0.42	$0.37	$0.34	$0.30	$0.24
Earnings per share - Diluted	0.40	0.36	0.32	0.28	0.22
Weighted average shares outstanding -- Basic	54,821,891	54,399,694	53,625,568	36,729,282	30,018,996
Weighted average shares outstanding -- Diluted	57,277,806	56,947,525	56,824,595	39,194,351	32,215,530
Return on average assets	1.78%	1.61%	1.50%	1.57%	1.56%
Return on average tangible assets	1.92	1.73	1.62	1.63	1.57
Return on average stockholders’ equity	14.41	13.06	12.02	17.66	26.30
Return on average tangible stockholders’ equity	34.49	31.55	30.55	32.58	29.91
Interest rate spread	3.10	3.26	3.39	3.41	3.03
Net interest margin	3.27	3.38	3.49	3.51	3.14
Efficiency ratio	30.07	28.13	30.59	25.34	25.86
G&A to average assets	0.98	1.01	1.05	0.94	0.89
Effective tax rate	38.23	37.26	37.04	39.42	38.68
Total loan originations	$607,824	$540,783	$583,184	$466,690	$259,372
Core loan originations	595,129	495,730	544,953	418,916	230,103
Broker/conduit originations	12,695	45,053	38,231	47,774	29,269
Net Charge-offs <Recoveries>	<17>	11	<15>	<2>	<2>

13/15

COMMERCIAL CAPITAL BANCORP, INC.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

(Dollars in Thousands)

	THREE MONTHS ENDED MARCH 31,

	2005			2004

	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Interest-Earning Assets:
Total Loans(1)	$4,095,700	$55,905	5.46%	$1,122,528	$15,041	5.36%
Securities(2)	481,842	5,219	4.33	581,703	6,170	4.24
FHLB Stock	96,676	1,034	4.28	44,954	399	3.55
Cash and Cash Equivalents(3)	14,022	83	2.37	9,281	20	0.86

Total Interest-Earning Assets	4,688,240	62,241	5.31	1,758,466	21,630	4.92
Noninterest-Earning Assets	494,283			59,314

Total Assets	$5,182,523			$1,817,780

Interest-Bearing Liabilities:
Deposits:
Transaction Accounts(4)	$1,003,642	4,190	1.69	$419,234	2,004	1.92
Certificates of Deposits	1,029,099	5,684	2.24	258,945	1,084	1.68

Total Deposits	2,032,741	9,874	1.97	678,179	3,088	1.83
FHLB Advances	1,939,052	11,145	2.33	867,922	3,895	1.81
Exchange Balances	183,108	341	0.76	—	—	—
Junior Subordinated Debentures	144,995	2,043	5.71	54,238	638	4.73
Warehouse Line of Credit	—	—	—	9,596	51	2.14
Other Borrowings	81,540	504	2.51	54,769	156	1.15

Total Interest-Bearing Liabilities	4,381,436	23,907	2.21	1,664,704	7,828	1.89

Noninterest-Bearing Deposits	109,306			33,259
Other Noninterest-Bearing Liabilities	51,106			11,821

Total Liabilities	4,541,848			1,709,784
Stockholders’ Equity	640,675			107,996

Total Liabilities and Stockholders’ Equity	$5,182,523			$1,817,780

Net Interest-Earning Assets	$306,804			$93,762

Net Interest Income/Interest Rate Spread		$38,334	3.10%		$13,802	3.03%

Net Interest Margin			3.27%			3.14%

(1) The average balance of loans receivable includes loans held for sale and is presented without reduction for the allowance for loan losses.

(2) Consists of mortgage-backed securities and U.S. government securities which are classified as available-for-sale, excluding the unrealized gains or losses on these securities.

(3) Consists of cash in interest-earning accounts and federal funds sold.

(4) Consists of savings, money market accounts and other interest-bearing deposits.

14/15

COMMERCIAL CAPITAL BANCORP, INC.

Reconciliation of Non-GAAP Financial Measures

(Dollars in Thousands, except per share data)

The following tables provide a reconciliation of the Company’s reported net interest margin and net interest spread compared to adjusted net interest margin and net interest spread excluding the net effect of the amortization or accretion of premiums or discounts resulting from the purchase accounting adjustments due to the Hawthorne acquisition:

	1Q 2005 As Reported			Excluding Premium/Discount Effect		1Q 2005 Adjusted

	Average Balance	Interest	Avg. Yield/Cost	Average Balance	Interest	Average Balance	Interest	Avg. Yield/Cost

Total Interest-Earning Assets	$4,688,240	$62,241	5.31%	$7,390	$(2,096)	$4,695,630	$60,145	5.12%
Total Interest-Bearing Liabilities	4,381,436	23,907	2.21%	(4,090)	549	4,377,346	24,456	2.27%

Net Interest Income/ Interest Rate Spread		$38,334	3.10%		$(2,645)		$35,689	2.85%
Net Interest Margin			3.27%					3.04%
	4Q 2004 As Reported			Excluding Premium/Discount Effect		4Q 2004 Adjusted

	Average Balance	Interest	Avg. Yield/Cost	Average Balance	Interest	Average Balance	Interest	Avg. Yield/Cost

Total Interest-Earning Assets	$4,554,868	$60,393	5.30%	$11,643	$(2,400)	$4,566,511	$57,993	5.08%
Total Interest-Bearing Liabilities	4,267,578	21,925	2.04%	(4,893)	962	4,262,685	22,887	2.14%

Net Interest Income/ Interest Rate Spread		$38,468	3.26%		$(3,362)		$35,106	2.94%
Net Interest Margin			3.38%					3.08%

COMMERCIAL CAPITAL BANK, FSB

Selected Financial Data

(Dollars in Thousands)

	Mar. 31, 2005	Dec. 31, 2004

ASSETS
Cash and Bank Accounts	$72,805	$16,609
Securities	462,937	489,371
FHLB Stock	97,007	96,046
Loans
Single Family	209,480	841,818
Multi-family	2,629,668	2,396,788
Commercial Real Estate	440,088	420,015
Construction	225,650	225,058
Land	48,182	56,308

Total Real Estate Loans	3,553,068	3,939,987
Business & Other Loans	19,251	16,360

Total Loans Held for Investment	3,572,319	3,956,347
Net Deferred Fees, Premiums and Discounts	(2,689)	(3,326)
Allowance for Loan Losses	(28,743)	(36,835)

Total Loans Held for Investment, Net	3,540,887	3,916,186
Loans Held For Sale	611,576	—

Total Loans	4,152,463	3,916,186
Other Assets	500,496	489,183

TOTAL ASSETS	$5,285,708	$5,007,395

LIABILITIES AND STOCKHOLDER’S EQUITY
Deposits
Demand Deposits - Non-Interest	$125,973	$101,119
Demand Deposits - Interest	78,611	78,003
Money Market Checking	669,359	478,505
Money Market Savings	195,875	245,306
Savings	281,766	336,474

Total Transaction Deposits	1,351,584	1,239,407
Total Time Deposits	1,048,408	1,025,723

Total Deposits	2,399,992	2,265,130
Borrowings	2,076,338	1,957,349
Other Liabilities	58,507	55,530

TOTAL LIABILITIES	4,534,837	4,278,009
STOCKHOLDER’S EQUITY	750,871	729,386

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$5,285,708	$5,007,395

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